EXHIBIT 10(t)

                            RETIREMENT AGREEMENT


          THIS is a RETIREMENT AGREEMENT entered into between WOLVERINE WORLD WIDE, INC. ("Company") and PETER D. PANTER ("Panter").

                                  RECITALS

          Panter has served the Company as an executive officer for many years and has decided to voluntarily retire from the Company to pursue other interests. The Company desires to retain Panter as a key employee prior to his retirement, and the parties desire to set forth their agreement as to the terms and conditions of such retirement. In addition, the Company desires to protect itself against any potential competitive activities by Panter, and Panter desires to accept such restrictions upon competitive activities, upon the terms and conditions set forth herein.

     Section 1. Retirement From Employment. Panter will voluntarily retire from the Company's employ effective 12:01 a.m., December 31, 1993 ("Retirement Date"). Except as set forth elsewhere in this Agreement, all of his employment duties, obligations, and authorities shall cease effective that date. Panter will also resign from any and all offices which he holds with the Company and any of its subsidiaries or other affiliates effective on the Retirement Date.

     Section 2. Termination of Prior Employment Agreements; Continued Employment At-Will.

          (a) Termination of Employment Agreements. Any and all of Panter's prior employment agreements with the Company, including but not limited to that agreement dated as of October 20, 1992, and signed by him on April 22, 1993, are hereby terminated and canceled and are of no further force or effect. Any rights arising out said prior agreements are hereby extinguished.

          (b) Employment Pending Retirement. Until the Retirement Date and unless earlier terminated in accordance with this Agreement, Panter shall continue to receive the same base compensation (i.e. $175,000 per year or $14,583.33 per month) and automobile allowance ($5,616 per year or $468 per month) which he has been receiving prior to the effective date of this Agreement. During such time, Panter shall continue to be extended by the Company the same health, life, and disability insurance benefits he received prior to July 1, 1993. Panter will be advised in writing on or after his Retirement Date, or such earlier termination date as may occur per this Agreement, of his right pursuant to the federal Consolidated Omnibus Budget Reconstruction Act, to thereafter continue certain health insurance coverages at his expense.

          (c) Employment At-Will. Panter's continued employment prior to his Retirement Date shall be "at-will." Either Panter or the Company may in their sole respective discretion terminate the employment relationship at any time prior to the Retirement Date, with or without cause, and with or without prior notice or warning. If Panter is terminated by the Company without cause prior to his Retirement Date, he shall continue to receive until the Retirement Date the salary and benefits set forth in Section 2(b). If Panter's employment with the Company should be terminated prior to the Retirement Date for any reason other than termination by the Company without cause, including his resignation of employment with the Company prior to the Retirement Date, or if he is terminated by the Company for cause prior to that date, all Company obligations to continue paying his salary and furnishing benefits to him per this section shall thereupon immediately cease.

     Section 3. Duties. Panter's duties between the date of this Agreement and his Retirement Date shall be those of a general managerial nature as may be reasonably assigned to him by the Company's Chief Executive Officer, or such other officer as the Chief Executive Officer may designate.

     Section 4. Future Communications. Third parties who inquire of the Company as to Panter's employment/separation from employment will be advised of: the dates of his employment; his title and duties at the time of his retirement; and that, having reached the Company's normal retirement age, Mr. Panter chose to retire effective December 31, 1993. Panter shall not, from and after the date of this Agreement, voice criticisms of the Company, its management or its operation in any conversation, correspondence or other communications with any person or entity including, without limitation, employees of the Company, its customers, or with the general public. Panter understands and agrees that this commitment is an express condition of the Company's commitments in this Retirement Agreement, and that the Company shall be entitled to cease making any payments herein required in the event that Panter should fail to adhere to this provision. Failure by Panter to adhere to this provision shall also entitle the Company to recover from Panter all payments made to him in accordance with this Agreement, together with legal fees and other costs reasonably incurred by the Company in effecting such recovery.

     Section 5. Deferred Compensation Agreement. Panter's Deferred Compensation Agreement of September 27, 1989, with the Company will continue in effect in accordance with its terms. The Company waives any right which it might have, based upon information disclosed by Panter to the Company's Chief Executive Officer prior to July 1, 1993, to discharge Panter for dishonesty or for any action inimical and injurious to the interests of the Company. The foregoing waiver does not apply with respect to any discharge decision motivated by any information brought to the attention of the Company's Chief Executive Officer on or after the date of this Retirement Agreement. If Panter is discharged prior to his Retirement Date, the effect of such discharge on his eligibility for deferred



                                    -2-
compensation per the September 27, 1989, Deferred Compensation Agreement will be determined in accordance with that Agreement's terms. The 180 month period during which Panter will receive deferred compensation payments pursuant to paragraph "2" of his September 27, 1989, Deferred Compensation Agreement shall begin with the payment to be mailed to Panter on or about January 1, 1994.

     Section 6. Stock Option Plans Participation. The parties recognize that prior to July 1, 1993, Panter has been a participant in the Company's 1988 Stock Option Plan ("1988 Plan") and the 1984 Executive Incentive Stock Purchase Plan ("1984 Plan"). Panter has, prior to July 1, 1993, received vested rights to purchase Company stock pursuant to said plan(s), which rights are summarized on Schedule "A" attached to this Agreement. The purchase rights summarized on Schedule "A" are not affected by this Agreement. Panter hereby waives any and all rights which he may have or assert with respect to stock options which have not vested in him prior to July 1, 1993, or to restricted stock on which restrictions have not lapsed as of July 1, 1993,including any such rights which would otherwise result from Panter's employment between July 1, 1993, and his Retirement Date.
The Company's Compensation Committee shall, in its sole discretion and after the Retirement Date but before January 31, 1994, determine whether or not to accelerate vesting of any stock options issued pursuant to the 1988 Plan but not vested in Panter prior to July 1, 1993, and/or whether to cancel the restrictions on any outstanding restricted shares issued pursuant to the 1984 Plan.

     Section 7. Bonus Plans Participation to be Discretionary With Company. The parties recognize that as of July 1, 1993, Panter had participated in the Company's "Wolverine World Wide, Inc., Executive Long-Term Incentive (Three Year) Plan" for the 1991-1993, 1992-1994, and 1993-1995 periods and the "Wolverine World Wide, Inc., Executive Short-Term Incentive Plan" for 1993 (collectively, the "Bonus Plans"). Notwithstanding any provision of said Plans to the contrary, Panter shall be entitled to participate in and receive any payments in respect of the Bonus Plans with respect to fiscal 1993 and the three year periods referenced above only to the extent that the Company's Chief Executive Officer shall, in his sole discretion, determine such participation and/or payments to be appropriate. Panter specifically waives any and all claims which he might have pursuant to the Bonus Plans for any payments which might otherwise be owed to him based upon Company earnings during these Plan periods.

     Section 8. Pension Plan. The parties recognize that Panter has prior to July 1, 1993, participated in the "Wolverine World Wide Employee Pension Plan" ("Pension Plan"). Panter's rights pursuant to said plan are unaffected by this Agreement. The waiver and release set forth in Section 15 of this Agreement do not apply with respect to such vested interests Panter may have pursuant to that Pension Plan. Panter's employment between July 1, 1993, and his Retirement Date (or such earlier date of termination




                                    -3-
as may occur) shall constitute "credited service" for purposes of computing benefits to which Panter is entitled pursuant to the Pension Plan.

     Section 9. Adjustment of Future Advances. The Company will deduct from the final pay check(s) owed to Panter per section 2(b) above any business expense reimbursement which has been advanced to Panter prior to December 31, 1993, but with respect to which proper documentation has not been furnished by him prior to that date.

     Section 10. Cash Value of Life Insurance Policy. The Company currently maintains a whole life insurance policy upon the life of Panter. The Company shall maintain that policy in effect through Panter's
Retirement Date, or through the date of such earlier termination of Panter as may occur per this Agreement. At that time, the cash surrender value of this life insurance policy shall become the property of Panter. The parties will cooperate in the completion of all forms necessary to implement the foregoing.

     Section 11.  Covenants/Confidential Information.

          (a) Covenants Not to Compete. Panter agrees that, prior to January 1, 1999, he will not, without the prior written consent of the Company: (i) solicit any customer and/or licensee of the Company regarding products offered by the Company; (ii) compete, directly or indirectly, with the Company in any line of business engaged in by the Company if in the normal course of that business Panter would directly or indirectly solicit or service customers and/or licensees of the Company; (iii) consult with or assist in any way any entity or person which competes with the Company in the manner described in this paragraph; (iv) attempt to divert or otherwise interfere with the relationship between the Company and any of its customers, potential customers, and/or licensees which were being actively pursued by the Company during Panter's employment with the Company, or (v) engage, directly or indirectly, for the benefit of Panter or any other person or entity, in any activity of employment in the performance of which it could be reasonably anticipated that Panter would be required or expected to use or disclose Confidential Information obtained during the course of Panter's employment by the Company. This covenant shall apply world-wide.

          (b) Employees. Panter agrees that he will not prior to January 1, 1999, solicit or otherwise attempt to induce any employee of the Company to terminate employment with the Company.


          (c) Confidential Information. Panter shall not hereafter use for personal benefit or other's benefit, or disclose to anyone, any proprietary, secret, or confidential information of the Company. "Confidential Information" includes technical data,



                                    -4-
     methods, processes, software, compositions, equipment, research data, marketing and sales information, personnel data, customer lists, lists of or data respecting any Company distributors, franchisees, or sales representatives, agents or employees, or any books, records, reports, statements, financial and other data, or plans and all the other know-how and trade secrets pertaining in any respect to the Company or the Company's customers.

          (d) Remedies. Panter acknowledges that his foregoing confidentiality, non-compete and non-solicitation covenants are central to this Agreement. Panter accordingly recognizes and agrees that, in the event of any breach by him of said covenants, the Company shall be entitled to: reimbursement to it by Panter of any payments made to or on behalf of Panter in accordance with this Agreement; cease any payments which would thereafter be due to Panter in accordance with this Agreement; Michigan or Federal court injunctive relief restraining Panter from further such violation of this Agreement; money damages equal to profits lost by the Company as a result of such breach by Panter and reimbursement of court costs and attorney fees and costs reasonably incurred by the Company in securing Panter's compliance with this Agreement.

     Section 12. Interpretation by Court. If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties agree that the provisions hereof are reasonable and intend this Agreement to be enforced as written. However, if any provision, or part thereof is held to be unenforceable because of the duration thereof, the area covered thereby, or the types of activities restricted thereby, all parties agree that a Court of competent jurisdiction making such determination shall have and should exercise the power to: reduce the duration and/or area of such provision or types of activities restricted to the maximum duration and/or area permitted by applicable law; to delete specific words or phrases; and to enforce such provision in its reduced form.

     Section 13. Return of Company Property. Panter shall on his Retirement Date, or such earlier termination date as might occur per this Agreement, return to the Company all of its property in his possession, including, but not limited to, keys, office equipment, files, correspondence, customer lists, business notes, documents and all other materials relating to the Company's business. Panter agrees not to keep photocopies or other facsimiles of such materials.

     Section 14. Waiver and Release. Panter hereby waives and releases, and discharges the Company, its subsidiaries and affiliates and their



                                    -5-
officers, directors, agents, employees, and representatives from any and all claims which Panter may have arising out of his employment or severance of employment with the Company. Panter accepts said consideration in full satisfaction of all such claims, including administrative claims, charges or complaints. Said claims waived, released and discharged include, but are not limited to, any administrative or civil claims arising under Michigan's Elliott-Larsen Civil Rights Act, Michigan's Handicappers' Civil Rights Act, the Federal Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act as amended in 1990, or any other state or federal protective statutes or administrative rulings or any Michigan or federal court rulings relating to the reasonableness, fairness, just cause of or consistent application of the employer's policies relative to the severance of Panter's employment.

     Section 15. Opportunity For Review and Consultation. Panter acknowledges having read this Agreement and understands all of its provisions. Panter knowingly and voluntarily agrees to all of the terms and provisions of this Agreement. Panter acknowledges that he has been deliberating whether to sign this Agreement since July 28, 1993, that he has until 12 Noon September 13, 1993, to consider whether to enter into this Agreement and that the period of time between those dates has provided him a reasonable period of time for his deliberations. Panter is hereby encouraged by the Company to consult with an attorney regarding this Agreement, and has done so.

     Section 16. Revocation Period. For a period of seven (7) calendar days after Panter's execution of this Agreement, Panter may revoke this Agreement by giving written notice to the Company of his decision to do so. Notwithstanding any other provisions of this Agreement to the contrary, this Agreement shall not become effective or enforceable until this revocation period has expired without Panter having revoked his Agreement hereto.

     Section 17. Notices. Any and all notices referred to herein shall be sufficient if furnished in writing and shall be deemed to have been duly given if mailed by certified or registered mail (postage prepaid) or shipped and receipted by express courier service (charges prepaid) to the respective parties at the following addresses:

          If to Wolverine:         Wolverine World Wide, Inc.
                                   9341 Courtland Drive, N.E.
                                   Rockford, Michigan 49351

                                   Attention:  Chief Executive Officer









                                    -6-
                                   With a copy to:

                                   Warner, Norcross & Judd
                                   900 Old Kent Building
                                   111 Lyon Street, N.W.
                                   Grand Rapids, Michigan 49503-2489

                                   Attention:  Blake W. Krueger


          If to Panter:            Peter D. Panter
                                   617 Plymouth Avenue, S.E.
                                   Grand Rapids, Michigan 49506


                                   With a copy to:

                                   Borre, Peterson, Fowler & Reens
                                   44 Lafayette, N.E.
                                   P.O. Box 1767
                                   Grand Rapids, Michigan 49501

                                   Attention:  Frank Johnson


AGREED:                            AGREED:

                                   WOLVERINE WORLD WIDE, INC.


/s/ Peter D. Panter                /s/ George A. Andrews
Peter D. Panter
                                   Its Senior Vice President of Finance
                                       and Treasurer

Date: September 3, 1993            Date: September 10, 1993

















                                    -7-
                                 SCHEDULE A



I.   STOCK OPTIONS

             Date of      # of     Option      Vesting
             Grant       Shares    Price       7/01/93
             03/08/89    5,000     $11.5625    100%
             12/18/90    7,000       8.75       75%
             03/06/91    5,000      10.00       75%
             03/06/92    6,000      11.625      50%


II.          RESTRICTED STOCK

             Date of      # of     Option      Vesting
             Grant       Shares    Price       7/01/93
             05/23/85    1,000      $1.00      100%
             02/24/86      500       1.00      100%
             03/08/88      750       1.00      100%
             03/08/89    1,330       1.00       50%
             03/07/90    1,500       1.00       25%
             03/06/91    1,500       1.00        0%
             03/06/92    1,500       1.00        0%